UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  November 5, 2012

ENERGY TELECOM, INC.
(Exact name of registrant as specified in its charter)

Florida	333-167380	65-0434332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501-B N. Ponce de Leon Blvd., #393, St. Augustine, Florida 32084
(Address of principal executive offices)

Registrant’s telephone number, including area code: (904) 819-8995

Copy of correspondence to:

Marc J. Ross, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.
Item 3.02             Unregistered Sales of Equity Securities.

On November 5, 2012, Energy Telecom Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Normandia Capital (“Normandia”) providing for the sale by the Company to Normandia of 1,150 shares of the Company’s series A convertible preferred stock (the “Series A Preferred Stock”) at a price of $100 per share of Series A Preferred Stock for aggregate cash proceeds of $115,000 (the “Financing”).

Each share of Series A Preferred Stock has a stated value of $100 (the “Stated Value”).  Normandia may convert, at any time, shares of Series A Preferred Stock into the number of shares of common stock of the Company (the “Common Stock”) obtained by dividing the Stated Value by the Conversion Price then in effect.  The conversion price is $0.3468, subject to adjustment (the “Conversion Price”).

Upon the occurrence of certain triggering events, Normandia has the right to require the Company to redeem all or a portion of the shares of Series A Preferred Stock.  The redemption price is the greater of (A) the number of shares of Common Stock that the Series A Preferred Stock being redeemed are convertible into multiplied by the average market price on the date of redemption or (B) the Stated Value of the Series A Preferred Stock being redeemed multiplied by a Redemption Premium.  The “Redemption Premium” is (A) 125% in the event that the Company fails to have the Common Stock be quoted on the OTC-QB or OTC-PK for a period of 10 days during any period of 12 months; (B) 250% in the event that the Company (1) fails to timely file an Annual Report on Form 10-K, an Quarterly Report on Form 10-Q or a Current Report on Form 8-K in the time periods that are required of a company with securities registered under Section 12 of the Securities Exchange Act of 1934 (a “Reporting Delinquency”) within the first year from the closing date or (2) the Company makes any statement that it intends to not comply with proper requests for conversion of the Series A Preferred Stock; or (C) 200% in the event that the Company has a Reporting Delinquency after the first year from the closing date.

The Company has the right, at any time after two years from the closing date, to redeem all or a portion of the Series A Preferred Stock, upon 120 days prior written notice.  The redemption price per share of Series A Preferred Stock shall equal 200% of the Stated Value.  In addition, upon the occurrence of a change in control or a liquidation, dissolution or winding up of the Company, Normandia has the right to receive, at its election, either 200% of the Stated Value per share of Series A Preferred Stock, or share in the assets of the Company being distributed on a pro rata basis as if the Series A Preferred Stock had been converted into shares of Common Stock.

Pursuant to the certificate of designation for the Series A Preferred Stock, Normandia may not convert Series A Preferred Stock if such conversion would result in Normandia beneficially owning in excess of 4.99% of the Company’s then issued and outstanding common stock. Normandia may, however, increase this limitation (but in no event exceed 9.99% of the number of shares of Common Stock issued and outstanding) by providing the Company with 61 days’ notice that such holder wishes to increase this limitation.

In connection with the Financing, the Company granted Normandia a right of first refusal on any proposed sale by the Company of any shares of common or preferred stock, except for certain exempted issuances.  The right of first refusal is for the earlier of one year from the closing date or until Normandia no longer holds any securities of the Company.  In addition, the Company granted Normandia piggyback registration rights for a period of two years from the closing date.

The Series A Preferred Stock sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Rule 903 of Regulation S promulgated under the Securities Act. Based on representations from Normandia, the Company determined that Normandia was not a “U.S. person,” as that term is defined in Rule 902(k) of Regulation S promulgated under the Securities Act of 1933, and Normandia acquired our Series A Preferred Stock for investment purposes for its own account and not as nominee or agent, and not with a view to the resale or distribution thereof, and that Normandia understood that the shares of our Series A Preferred Stock may not be sold or otherwise disposed of without registration under the Securities Act of 1933 or an applicable exemption therefrom.

The foregoing information is a summary of the agreements involved in the Financing described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, copies of which are attached as exhibits to this Current Report on Form 8-K.  Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01             Financial Statements and Exhibits.

(d)           Exhibits.

3.01	Certificate of Designation, Rights and Preferences of the Series A Convertible Preferred Stock

10.01	Form of Securities Purchase Agreement, dated as of November 5, 2012, by and between Energy Telecom Inc. and Normandia Capital

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TELECOM, INC.

Dated: November 9, 2012	BY:	/s/ THOMAS RICKARDS
Thomas Rickards Chief Executive Officer